                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /Preliminary Proxy Statement   / /Confidential. For use of the Commission Only
                                        (as permitted by Rule 14a-6(e)(2))


/x/Definitive Proxy Statement

/ /Definitive Additional Materials

/ /Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Advanta Corp.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     ___________________________________________________________________________
     (2)  Aggregate number of securities to which transaction applies:

     ___________________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ___________________________________________________________________________
     (4)  Proposed maximum aggregate value of transaction:

     ___________________________________________________________________________
     (5)  Total fee paid:

________________________________________________________________________________
/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     ___________________________________________________________________________
     (2)  Form, Schedule or Registration Statement No.:

     ___________________________________________________________________________
     (3)  Filing Party:

     ___________________________________________________________________________
     (4)  Date Filed:

     ___________________________________________________________________________

                                 [ADVANTA LOGO]

                             WELSH AND MCKEAN ROADS
                                  P.O. BOX 844
                     SPRING HOUSE, PENNSYLVANIA 19477-0844

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 4, 1998

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advanta Corp. (the "Company") will be held at the Company's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania, on June 4, 1998 at 1:00 p.m. (the "Meeting") for the following purposes:

          1. To elect five directors to hold office until the expiration of their term of office and until their successors are duly elected and qualified.

          2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on Wednesday, April 15, 1998 as the record date for the Meeting. Only holders of record of the Company's Class A Common Stock and Class A Preferred Stock at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

                                                 ELIZABETH H. MAI
                                                   Secretary

Dated: May 1, 1998

                                 [ADVANTA LOGO]

                             WELSH AND MCKEAN ROADS
                                  P.O. BOX 844
                     SPRING HOUSE, PENNSYLVANIA 19477-0844
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       ANNUAL MEETING OF STOCKHOLDERS TO

                       BE HELD ON THURSDAY, JUNE 4, 1998
                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanta Corp. (the "Company") to be used at the Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to holders of the Company's Class A Common Stock and Class A Preferred Stock on or about May 1, 1998.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Shares represented by proxies received by the Company, where the stockholder has specified a choice with respect to the election of directors will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted "For" the election of all five nominees for the Board of Directors.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. In addition, the Company has retained D.F. King & Co. Inc. to assist in the search for, and distribution of proxies to, beneficial owners of the Company's Class A Common Stock held in street name or by other nominees, and will pay such firm a fee of $2,000, plus reimbursement of direct out-of-pocket expenses incurred by such firm in such activity. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Class A Common Stock of the Company. Beneficial owners of shares of Class B Common Stock, which will not be voting at the Meeting, also will receive all proxy material (other than the proxy card itself), together with the Company's Annual Report for the fiscal year ended December 31, 1997. The expenses of such additional mailing will be borne by the Company.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the Company's Class A Common Stock and Class A Preferred Stock at the close of business on April 15, 1998 are entitled to notice of, and to vote at, the Meeting. On that date the Company had outstanding 10,375,494 shares of Class A Common Stock, par value $.01 per share, and 1,010 shares of Class A Preferred Stock, par value $1,000 per share. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share.

     The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the conduct of business at the Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Under applicable Delaware law, votes that are withheld and broker non-votes will be excluded entirely from the vote and will not affect the outcome of the election of directors, as directors are elected by a plurality of votes cast. In the election of directors, stockholders do not have cumulative voting rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The information set forth in the following table is furnished as of April 1, 1998 (unless otherwise specified), with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities.

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL            PERCENT OF
TITLE OF CLASS       NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP               CLASS
--------------    ------------------------------------------    ----------            ----------
Class A           Gisella Alter(1)..........................        1,010              100.00%
Preferred
Class A           Dennis Alter(1)...........................    3,046,067(2)(3)(4)      29.36%
Common
                  Neuberger & Berman, LLC(5)................      985,142                 9.5%

---------------

(1) The address for Gisella Alter and Dennis Alter is c/o Advanta Corp., Welsh and McKean Roads, P.O. Box 844, Spring House, Pennsylvania, 19477-0844.

(2) Includes 551,695 shares owned by a trust, the beneficiary of which is Linda Alter, the sister of Dennis Alter, and pursuant to which Dennis Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3) Ownership includes 82,798 held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and investment powers, and 41,399 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and investment powers. Also includes 437,100 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and investment powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4) Does not include 1,010 shares owned by Gisella Alter, the wife of Dennis Alter.

(5) Information as to shares held by Neuberger & Berman, LLC, a registered investment advisor ("Neuberger"), is as of April 24, 1998, after the completion of the Tender Offer (as defined herein) and was disclosed by a representative of Neuberger in a telephone conversation with a representative of the Company on April 28, 1998. Neuberger filed a Schedule 13G with the Securities and Exchange Commission ("SEC") reflecting information as of February 4, 1998 prior to the completion of the Tender Offer. Under applicable SEC rules, Neuberger is deemed to be the beneficial owner of the above-reported shares because it shares the power to vote or direct the vote of and/or shares the power to exercise investment discretion (dispositive power) with respect to these shares. Of these shares, 933,694, or 8.99% of the class, are beneficially owned by Neuberger & Berman Focus Portfolio ("Neuberger Portfolio"). Neuberger and Neuberger & Berman Management, Inc. ("Neuberger Management") are deemed to be beneficial owners of the shares beneficially owned by Neuberger Portfolio because Neuberger and Neuberger Management serve as subadviser and investment manager, respectively, of Neuberger Portfolio and thus share power to make decisions regarding whether to retain or dispose of the shares held by Neuberger Portfolio. The address of Neuberger, Neuberger Portfolio and Neuberger Management is 605 Third Avenue, New York, NY 10158-3698.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the Class A Common Stock and Class B Common Stock as of April 1, 1998 (unless otherwise specified) beneficially owned by: (i) each director and nominee for director of the Company; (ii) each person who served as the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose compensation exceeded $100,000 during 1997 and one additional individual who would have been included among the four referred to above had he served as an executive officer at December 31, 1997 (the "Named Executive Officers"); and (iii) all directors and officers as a group. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or will become exercisable by May 31, 1998. None of the Company's executive officers or directors beneficially owns any shares of the Class A Preferred Stock or the 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)) ("Class B Preferred Stock (SAILS)").

                                          CLASS A COMMON                       CLASS B COMMON
                                  ------------------------------       ------------------------------
                                  AMOUNT AND NATURE                    AMOUNT AND NATURE
                                    OF BENEFICIAL     PERCENT OF         OF BENEFICIAL     PERCENT OF
              NAME                    OWNERSHIP         CLASS              OWNERSHIP         CLASS
--------------------------------  -----------------   ----------       -----------------   ----------
EXECUTIVE OFFICERS/DIRECTORS
Dennis Alter(1)(2)(3)...........      3,046,067         29.36%             1,315,611          8.83%
William A. Rosoff(4)............              0             *                167,411          1.12%
Olaf Olafsson...................              0             *                200,000          1.34%

OFFICERS
Alex W. Hart(5).................              0            **                571,664            **
James J. Allhusen(6)............              0            **                 90,897            **
Charles H. Podowski(7)..........              0             *                 36,178             *
Milton Riseman(8)...............              0             *                101,725             *
David D. Wesselink(9)...........              0            **                 73,491            **

DIRECTORS
Arthur P. Bellis(10)............         33,384             *                 71,769             *
Max Botel (11)..................          3,609             *                 30,295             *
William C. Dunkelberg(12).......          2,478             *                 29,076             *
Dana Becker Dunn(13)............              0             *                 15,038             *
Robert C. Hall(14)..............              0             *                 14,736             *
James E. Ksansnak(15)...........              0             *                  8,126             *
Ronald Lubner(16)...............              0             *                  8,979             *
All officers and directors
  as a group (14
  persons)(1)(2)(3)(17).........      3,087,869         29.75%             2,056,189         13.52%

---------------

   * Represents less than 1% of the indicated class of the Company's Common Stock outstanding as of April 1, 1998.

  ** Percentages are not calculated for this person as he is no longer serving as a director or officer of the Company and no information with respect to ownership is available at April 1, 1998, the date for which shares outstanding is presented.

 (1) Ownership includes 551,695 shares of Class A Common Stock owned by a trust, the beneficiary of which is Linda Alter, the sister of Dennis Alter, and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

 (2) Ownership includes 82,798 shares of Class A Common Stock and 40,768 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and investment powers, and 41,399 shares of Class A Common Stock and 12,285 shares of Class B Common Stock, held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and investment powers. Also includes 437,100 shares of Class A Common Stock and 20,000 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and investment powers. Mr. Alter disclaims beneficial ownership of all such shares.

 (3) Ownership does not include 1,010 shares of Class A Preferred Stock owned by the wife of Dennis Alter.

 (4) Ownership includes options to purchase 62,476 shares of Class B Common Stock pursuant to the Company's Stock Option Plans.

 (5) Information as to the holdings of Mr. Hart is as of December 31, 1997 with respect to shares of Class B Common Stock and as of February 20, 1998 with respect to options, the most recent practicable dates for which the Company has information. Ownership includes options to purchase 257,661 shares of Class B Common Stock pursuant to the Company's Stock Option Plans.

 (6) Information as to holdings of Mr. Allhusen is as of December 31, 1997 with respect to shares of Class B Common Stock and as of February 20, 1998 with respect to options, the most recent practicable dates for which the Company has information. Ownership includes options to purchase 54,498 shares of Class B Common Stock pursuant to the Company's Stock Option Plans.

 (7) Ownership includes options to purchase 20,528 shares of Class B Common Stock pursuant to the Company's Stock Option Plans.

 (8) Ownership includes options to purchase 73,766 shares of Class B Common Stock pursuant to the Company's Stock Option Plans.

 (9) Information as to the holdings of Mr. Wesselink is as of February 20, 1998 with respect to shares of Class B Common Stock and options, the most recent practicable date for which the Company has information. Ownership includes options to purchase 51,823 shares of Class B Common Stock pursuant to the Company's Stock Option Plans.

(10) Ownership includes options to purchase 11,715 shares of Class B Common Stock pursuant to the Company's Stock Option Plans and otherwise.

(11) Ownership includes options to purchase 1,560 shares of Class A Common Stock and 23,221 shares of Class B Common Stock pursuant to the Company's Stock Option Plans and otherwise.

(12) Ownership includes options to purchase 1,656 shares of Class A Common Stock and 29,076 shares of Class B Common Stock pursuant to the Company's Stock Option Plans.

(13) Ownership includes options to purchase 15,038 shares of Class B Common Stock pursuant to the Company's Stock Options Plans.

(14) Ownership includes options to purchase 14,192 shares of Class B Common Stock pursuant to the Company's Stock Option Plans.

(15) Ownership includes options to purchase 7,963 shares of Class B Common Stock pursuant to the Company's Stock Option Plans.

(16) Ownership includes options to purchase 8,979 shares of Class B Common Stock pursuant to the Company's Stock Option Plans.

(17) Ownership includes options to purchase 3,216 shares of Class A Common Stock and 301,861 shares of Class B Common Stock pursuant to the Company's Stock Option Plans. Ownership does not include any amounts in respect of Messrs. Hart, Allhusen or Wesselink as neither was serving as a director or officer of the Company as of April 1, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company's review of the copies of those reports which it has received, and written representations from Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons from January 1, 1997 through December 31, 1997 were made on a timely basis except as noted below. With respect to one transaction, Phillip Turberg failed to timely file a Form 4; however, this transaction was subsequently reported on a Form 4 that was filed late.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the Company's last three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Named Executive Officers.

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                                           -----------------------
                                         ANNUAL COMPENSATION                       AWARDS
                              ------------------------------------------   -----------------------
                                                                           RESTRICTED   SECURITIES
                                                            OTHER ANNUAL     STOCK      UNDERLYING      ALL OTHER
                                                            COMPENSATION    AWARD(S)     OPTIONS     COMPENSATION($)
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)      ($)(1)        ($)(2)        (#)        (3)(4)(5)(6)
----------------------------  ----   ---------   --------   ------------   ----------   ----------   ---------------
Dennis Alter(7).............  1997   $595,000    $334,730     $ 24,634     $        0          0        $315,914
Chairman of the Board         1996   $595,000    $     0      $ 25,715     $1,340,850          0        $261,372
and Chief Executive Officer   1995   $495,000    $222,754     $ 15,732     $  668,250          0        $200,000

William A. Rosoff...........  1997   $475,000    $542,223     $      0     $        0     75,000        $168,490
Vice Chairman                 1996   $475,000    $275,000     $      0     $5,537,500     50,000        $  9,209

Charles H. Podowski.........  1997   $270,670    $231,250     $    234     $        0     28,000        $ 17,200
Chief Executive Officer,      1996   $215,385    $40,033      $     87     $  179,977          0        $  6,705
President and Director,       1995   $150,220    $29,171      $      0     $  209,912     25,000        $  3,918
Advanta Business Services
and President and Director,
Advanta Insurance Companies

Milton Riseman..............  1997   $323,926    $300,625     $  3,350     $        0     25,000        $ 26,812
President and Director,       1996   $275,932    $92,540      $  3,563     $  387,587          0        $ 20,122
Advanta Mortgage Corp. USA    1995   $243,462    $81,007      $  1,784     $  257,250     40,000        $ 13,654

James J. Allhusen...........  1997   $433,650    $212,500     $      0     $        0     30,000        $ 17,764
Executive Vice President      1996   $375,000    $172,455     $      0     $  337,279          0        $  5,357
                              1995   $ 93,750    $206,152     $330,996(8)  $  393,702     80,000        $    274

Alex W. Hart................  1997   $695,000    $521,250     $      0     $        0     75,000        $165,298
Chief Executive Officer       1996   $695,000    $     0      $      0     $1,790,792          0        $ 95,928
                              1995   $495,000    $222,757     $429,194(9)  $  668,250    300,000        $ 59,949

David D. Wesselink..........  1997   $284,587    $78,804      $  4,379     $        0     20,000        $ 21,713
Senior Vice President and     1996   $265,469    $33,804         4,469     $  284,845          0        $  9,844
Chief Financial Officer       1995   $250,000    $53,528         2,070     $  262,500     40,000        $  8,738

---------------

(1) Includes above-market interest earned on deferred compensation pursuant to the Company's Executive Deferral Plan (which plan first became effective in 1993), in the amounts listed with respect to each year. Mr. Alter received $24,634, $25,715 and $15,732 for 1997, 1996 and 1995, respectively. Mr.
    Podowski received $234 and $87 for 1997 and 1996, respectively. Mr. Riseman received $3,350, $3,563, and $1,784 for 1997, 1996 and 1995, respectively.
    Mr. Wesselink received $4,379, $4,469 and $2,070 for 1997, 1996 and 1995, respectively.

(2) The Advanta Management Incentive Plan With Stock Election II ("AMIP II") was instituted in 1991 with respect to performance years 1993 through 1995. The Advanta Management Incentive Plan With Stock Election III ("AMIP III") was instituted in 1993 for performance years 1996 through 1998. The Advanta Management Incentive Plan With Stock Election IV ("AMIP IV") was instituted in 1995 for performance years 1999 through 2001 (AMIP II, AMIP III and AMIP IV are collectively referred to as the "AMIP Plans"). Pursuant to each of the AMIP Plans, shares of restricted Common Stock were issued to participants eligible to participate in each AMIP Plan upon the plan's commencement or such participant's later employment with the Company (with a prorated share issuance awarded for any partial year participation). The number of restricted shares issued to each Named Executive Officer pursuant to the AMIP Plans is an amount equal to the participant's "target bonus" for each performance year covered by the applicable AMIP Plan divided by the applicable grant date price. Shares vest under each of the AMIP Plans ten years after the date of grant, but are subject to accelerated vesting on the basis of individual and corporate (or applicable business unit) performance for each applicable performance year. To the extent that individual and corporate (or applicable business unit) performance for a given performance year achieves targeted levels in that year, up to a maximum of one-third of the total shares granted under the applicable AMIP Plan (or appropriate proration for participants entering such AMIP Plan after the beginning of the first performance year thereunder) will become vested. 1995 figures reflect restricted stock granted pursuant to AMIP IV. In 1995, Messrs. Alter, Hart, Allhusen, Podowski, Riseman and Wesselink received grants, upon the commencement of AMIP IV, of 26,730, 26,730, 10,155, 7,104, 10,290 and
    10,500 shares of restricted Class B Common Stock, respectively.

    In addition to his AMIP III and AMIP IV shares, pursuant to his employment agreement, Mr. Hart was granted 200,000 shares of restricted Class B Common Stock in January 1994, of which 50,000 shares were to vest in January of each year from 1995 to 1998 (subject to earlier vesting in the event of Mr. Hart's death, disability or retirement, a change of control of the Company, or certain other circumstances). In addition to his AMIP III and AMIP IV shares, pursuant to his employment agreement, Mr. Allhusen was granted 5,000 shares of restricted Class B Common Stock in July 1995, of which 1,250 were to vest in July of each year from 1996 to 1999 (subject to earlier vesting in the event of Mr. Allhusen's death, disability or retirement, a change of control of the Company, or certain other circumstances).

    1996 figures reflect additional shares of restricted Class B Common Stock granted pursuant to each of AMIP III and AMIP IV with respect to increases in the "target" bonuses under such plans, as approved by the Company's stockholders. The total number of additional shares granted to each Named Executive Officer (except for Mr. Rosoff whose target bonus was set when he joined the Company at a level comparable to the new target levels of the other Named Executive Officers) pursuant to the increases in target bonuses was: Mr. Alter, 17,031 AMIP III shares and 17,031 AMIP IV shares; Mr. Hart, 22,746 AMIP III shares and 22,746 AMIP IV shares; Mr. Allhusen, 4,284 AMIP III shares and 4,284 AMIP IV shares; Mr. Podowski, 2,286 AMIP III shares and 2,286 AMIP IV shares; Mr. Riseman, 5,523 AMIP III shares and 4,323 AMIP IV shares; and Mr. Wesselink, 3,618 AMIP III shares and 3,618 AMIP IV shares. Mr. Rosoff joined the Company in January 1996 and consequently his 1996 figure includes 27,147 shares of restricted Class B Common Stock pursuant to AMIP III and 27,147 shares granted pursuant to AMIP IV in respect of his "target" bonuses for performance years 1996 through 2001. In addition to his AMIP III and AMIP IV shares, pursuant to his employment agreement which is described under "Other Matters" on page 21 of this Proxy Statement, Mr. Rosoff was granted 100,000 shares of restricted Class B Common Stock in January 1996, of which 25,000 shares were to vest in January of each year from 1997 to 2000 (subject to earlier vesting in the event of Mr. Rosoff's death, disability or retirement, a change of control of the Company, or certain other circumstances). For purposes of this table, the 100,000 shares of restricted Class B Common Stock granted to Mr. Rosoff pursuant to his employment agreement are valued at their market value on the date of grant.

    In March 1996, a full one-third of the shares issued under AMIP II vested with respect to Messrs. Alter and Riseman for performance year 1995. With respect to Messrs. Podowski, Hart, Allhusen and Wesselink, each of whom joined the Company between December 1993 and December 1995, 100% of the shares that had been issued under AMIP II at the time each person joined the Company in respect of such person's "target bonus" for performance year 1995 were vested in March 1996. Mr. Rosoff was not employed by the Company during performance year 1995.

    In March 1997, ninety percent (90%) of one-third of the shares (including the additional shares described above) issued under AMIP III vested with respect to each of Messrs. Alter, Hart, and Rosoff, and a full one-third of the shares issued under AMIP III (including the additional shares described above) vested with respect to the other Named Executive Officers for performance year 1996. The remaining ten percent (10%) of one-third of the shares issued under AMIP III (the "frozen shares") that did not vest for each of Messrs. Alter and Rosoff were available for accelerated vesting in future years in the event of an award made in future years that exceeds the executive's target bonus for that year.

    In March 1998, a full one-third of the shares issued under AMIP III (including the additional shares described above) and all of the frozen shares that did not vest in March 1997 vested, for performance year 1997, for Messrs. Alter and Rosoff. A full one-third of the shares issued under AMIP III (including the additional shares described above) vested, for performance year 1997, with respect to all of the other Named Executive Officers except for Mr. Hart who, in connection with his departure from the Company in February 1998, received the cash equivalent of one-third of the shares issued under AMIP III.

    The number of unvested restricted shares of Class B Common Stock held by each Named Executive Officer under AMIP III and AMIP IV and by Mr. Hart and Mr. Rosoff under the contractual arrangements described above, and the market value (rounded to the nearest dollar) of such restricted shares at December 31, 1997, were as follows: Mr. Alter, 83,199 shares, $2,111,175; Mr. Hart, 110,188 shares, $2,796,021; Mr. Rosoff, 121,150 shares,
    $3,074,181; Mr. Allhusen, 21,752 shares, $551,957; Mr. Podowski, 15,650 shares, $397,119; Mr. Riseman, 26,531 shares, $673,224; and Mr. Wesselink, 21,668 shares, $549,826. Non-preferential dividends are paid on these restricted shares.

(3) Includes matching contributions of $8,000 paid by the Company to the accounts of each of the Named Executive Officers under the Employee Savings Plan (a 401(k) Plan), in respect of their 1997 participation in such plan.

(4) Includes the value of (i) Company paid term life insurance provided to all salaried employees in an amount equal to two times annual salary (capped at $500,000), and (ii) whole life insurance policies on the lives of each of the Named Executive Officers other than Mr. Riseman, which policies are paid for by the Company and as to which the Named Executive Officer has the right to designate the beneficiary (the "Split Dollar Life Insurance Policies"). If an insured executive terminates his employment with the Company, he may keep the Split Dollar Life Insurance Policy, but must pay the Company the full cash value of the policy. Consequently, the value of the Split Dollar Life Insurance Policy to the employee is the term life insurance benefit. The aggregate value of these benefits to the named individuals is included in the figures for 1997 in the following amounts: Mr. Alter, $32,930; Mr. Rosoff, $11,518; Mr. Riseman, $6,318; Mr. Podowski, $3,645; Mr. Hart, $11,700; Mr. Allhusen, $3,736; and Mr. Wesselink, $5,374.

(5) Includes interest paid in 1997 by the Company on behalf of Messrs. Rosoff, Podowski, Riseman, Hart, Allhusen and Wesselink pursuant to an executive loan program adopted by the Company's Board of Directors in 1992, which interest accrued on the Named Executive Officers' respective stock margin accounts in connection with margin loans against shares vested under the AMIP Plans and a predecessor stock bonus plan (and for Messrs. Hart and Allhusen, shares vested under their employment agreements as described in note (2) above), in the following amounts: Mr. Rosoff, $2,419; Mr. Podowski, $3,119; Mr. Riseman, $12,494; Mr. Hart, $134,350; Mr. Allhusen, $3,678; Mr. Wesselink, $5,945. Information for Mr. Rosoff also includes $121,152, which represents compensation attributed to original-issue-discount income and taxes arising from non-interest-bearing loans made by the Company to Mr. Rosoff to satisfy his tax liabilities resulting from the vesting of the restricted shares granted pursuant to his employment agreement.

(6) Includes the value of Split Dollar Life Insurance Policies insuring the lives of each of the Named Executive Officers other than Mr. Riseman the proceeds of which policies are payable to beneficiaries designated by the respective executives. The value of the term life insurance premiums paid by or on behalf of the Company under such policies for the named individuals is included in the figures set forth in footnote (4) above in the following amounts for 1997: Mr. Alter, $30,438; Mr. Rosoff, $8,926; Mr. Podowski, $1,108; Mr. Hart, $7,650; Mr. Allhusen, $1,377; and Mr. Wesselink, $1,390.
    Premiums paid by the Company will be refunded to the Company on termination of the respective policies, and any cash surrender value in excess of such premiums may be paid to the executive's beneficiary. The value of the benefits to the executives of the remainder of the premiums paid by the Company are included in the amounts listed with respect to each year. For 1997: Mr. Alter, $274,984; Mr. Rosoff, $25,401; Mr. Podowski, $2,436; Mr.
    Allhusen, $2,350; Mr. Hart, $11,248; and Mr. Wesselink, $2,394.

(7) Mr. Alter served as Chief Executive Officer of the Company from January through July of 1995 and from October 1997 until the present.

(8) Represents the value of relocation benefits provided to Mr. Allhusen in 1995.

(9) Represents the value of relocation benefits provided to Mr. Hart in 1995.

STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options under the Company's 1992 Stock Option Plan to the Company's Chief Executive Officer and to each of the Named Executive Officers. All options granted in 1997 are options to purchase shares of Class B Common Stock. Prior to February 1998, the Company had not made any grants of stock appreciation rights ("SARs") to its executive officers.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                    INDIVIDUAL GRANTS
                                   ----------------------------------------------------
                                   NUMBER OF     % OF TOTAL
                                   SECURITIES     OPTIONS                                    GRANT DATE
                                   UNDERLYING    GRANTED TO    EXERCISE OR                     VALUE
                                    OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION      GRANT DATE
              NAME                 GRANTED(#)   FISCAL YEAR      ($/SH)         DATE      PRESENT VALUE(2)
---------------------------------  ----------   ------------   -----------   ----------   ----------------
William A. Rosoff................    75,000         7.8%         $45.00        1/22/07       $1,823,250
Charles H. Podowski..............    18,000         1.9%         $45.00(3)     1/22/07       $  437,580
                                     10,000         1.0%         $22.63        4/16/07       $  113,100
Milton Riseman...................    25,000         2.6%         $45.00(3)     1/22/07       $  607,750
James J. Allhusen................    30,000         3.1%         $45.00(3)     1/22/07       $  729,300
Alex W. Hart.....................    75,000         7.8%         $45.00        1/22/07       $1,823,250
David D. Wesselink...............    20,000         2.1%         $45.00(3)     1/22/07       $  486,200

---------------

(1) Options granted in 1997 become exercisable on the anniversary of the date of grant at the rate of 25% per year for four years. The options expire 10 years from the date of grant. In February 1998, in connection with the Tender Offer (as defined herein), the Company accelerated the vesting of 43.15% of all outstanding unvested options to purchase Common Stock, including the options granted to Named Executive Officers in 1997.

(2) With respect to the options granted in January 1997, the fair value of the options granted is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions: risk-free interest rate of 6.74%; expected dividend yields of 1.17%; expected life of ten years' and expected volatility of 38.89%. With respect to the options granted in April 1997, the fair value of the options granted is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions: risk-free interest rate of 7.10%; expected dividend yields of 2.33%; expected life of ten years; and expected volatility of 44.77%.

(3) These options were repriced to an exercise price of $25.875 per share on March 31, 1997. See "10-year Option Repricings." Grant date value of these options does not reflect this repricing.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth information related to options exercised during 1997 by the Named Executive Officers, and the number and value of options held on December 31, 1997 by such individuals. As of December 31, 1997 the Company did not have any outstanding SARs.

                    AGGREGATE OPTION EXERCISES IN LAST YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                          OPTIONS AT FY-END (#)              FY-END ($)
                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Dennis Alter.............       0            $0          337,500              0      $4,079,449     $        0
William A. Rosoff........       0            $0           25,000        100,000      $        0     $        0
Charles H. Podowski......       0            $0           12,500         40,500      $        0     $   27,500
Milton Riseman...........       0            $0          113,750         38,750      $  810,674     $        0
James J. Allhusen........       0            $0           70,000         40,000      $        0     $        0
Alex W. Hart.............       0            $0          387,500        137,500      $        0     $        0
David D. Wesselink.......       0            $0           57,500         52,500      $        0     $        0

---------------

(1) Does not reflect the acceleration of vesting of 43.15% of all outstanding unvested options to purchase Common Stock in connection with the Tender Offer.

     The following table sets forth certain information concerning the repricing of options during the last ten years held by any person who was an executive officer of the Company during that period.

                           10-YEAR OPTION REPRICINGS

                                                                                                     LENGTH OF
                                             NUMBER OF       MARKET                                  ORIGINAL
                                             SECURITIES      PRICE         EXERCISE                 OPTION TERM
                                             UNDERLYING     OF STOCK       PRICE AT                REMAINING AT
                                              OPTIONS      AT TIME OF      TIME OF        NEW         DATE OF
                                              REPRICED    REPRICING OR   REPRICING OR   EXERCISE   REPRICING OR
              NAME                  DATE     OR AMENDED    AMENDMENT      AMENDMENT      PRICE       AMENDMENT
---------------------------------  -------   ----------   ------------   ------------   --------   -------------
Charles H. Podowski..............  3/31/97     18,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Chief Executive Officer,
President and Director, Advanta
Business Services and President
and Director, Advanta Insurance
Companies
Milton Riseman...................  3/31/97     25,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
President and Director,
Advanta Mortgage Corp. USA
James J. Allhusen................  3/31/97     30,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Executive Vice President
David D. Wesselink...............  3/31/97     20,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Senior Vice President and
Chief Financial Officer
Jeffrey D. Beck..................  3/31/97      6,250       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Vice President and Treasurer
John J. Calamari.................  3/31/97      6,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Vice President, Finance
Ronald W. Averett................  3/31/97      4,000       $25.875         $45.00      $26.875    9 yrs. 10 mo.
Vice President, Advanta Personal
Payment Services
Renee B. Booth...................  3/31/97     18,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Senior Vice President,             9/30/96     30,000       $25.875         $42.75      $25.875    9 yrs. 6 mo.
Human Resources
David Brooks.....................  3/31/97    100,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
President and Chief Operating
Officer
Christopher Derganc..............  3/31/97     16,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Senior Vice President, Corporate
Administration
Katharin Dyer....................  3/31/97      7,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Vice President, Marketing,
Advanta Personal Payment Services
Michael A. Girman................  3/31/97      3,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Vice President, Audit and Control
James John.......................  3/31/97     28,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Senior Vice President, Advanta
Personal Payment Services
Arthur D. Kranzley...............  3/31/97     20,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Senior Vice President
Albert E. Lindenberg.............  3/31/97     20,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
President, Advanta Business
Services
Edward E. Millman................  3/31/97      5,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Senior Vice President and Chief
Financial Officer, Advanta
Business Services
John W. Roblin...................  3/31/97     13,000       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Senior Vice President
Gene S. Schneyer.................  3/31/97      6,250       $25.875         $45.00      $25.875    9 yrs. 10 mo.
Vice President, Secretary and
General Counsel

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation programs for the Company's leaders are intended to further the earnings of the Company and secure, retain and motivate management employees of high caliber and potential. The programs described herein cover those employees whose decision-making and leadership drives the achievement of the Company's business strategies. There are three major components of executive compensation at the Company: base salary, annual incentive awards, and long-term incentive awards.

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the Company's overall compensation philosophy and strategy, and monitoring the implementation thereof. However, the Compensation Committee's determinations regarding compensation of members of the Office of the Chairman (consisting of the Chairman, Chief Executive Officer and Vice Chairman during 1997) are reviewed and approved by the full Board of Directors (excluding the management directors).

     The executive compensation program includes base salary, performance-based annual and long-term incentives and stock options. Target levels of overall compensation are intended to be consistent with a selected peer group of companies (the "peer group"). While some of these companies are in the Dow Jones Diversified Financial Services Index and some are not, they were generally selected for the peer group because they were considered comparable to the Company either in terms of market capitalization, or because they compete with, or are in lines of business related to, the Company's businesses. For several years total compensation packages have emphasized programs contingent upon the Company's short and long-term performance as measured by the appreciation in the value of the Company's publicly traded shares. Due to the emphasis on corporate performance and stockholder value when computing total executive compensation, each year the Company's executives could be paid more or less than the peer group's executives, depending upon how the Company has performed and the changes in value of its shares. Given the Company's departure from the consumer credit card services business, the Committee recognizes that the industry peer group for 1998 and beyond may differ from prior years.

BASE SALARIES

     The Committee establishes base salaries based upon periodic comparisons to the salaries paid by companies in the peer group. The Company's philosophy is to limit fixed costs in its executives' compensation by emphasizing the variable components of total compensation, i.e., annual and long-term incentives. Base salaries are intended to approximate the median base salaries of the comparator companies. Changes in base salary were made for all of the Named Executive Officers, other than Messrs. Alter, Rosoff and Hart, during 1997.

     Promotional salary increases were granted to Messrs. Allhusen and Podowski during 1997 to reflect their increased accountability in assuming the management of the Company's Personal Payment Services business unit and Business Services business unit, respectively, in addition to other business units they were already managing. Mr. Riseman's and Mr. Wesselink's salaries were increased in 1997 to reflect movement in the competitive market as well as performance.

ANNUAL INCENTIVES

     Each executive officer has an annual "target" bonus, specified as a percentage (determined by the executive's position in the Company) of his January 1 base salary. For 1997, the Named Executive Officers' target bonuses ranged from 50% (Messrs. Allhusen, Podowski, Riseman and Wesselink) to 75% (Messrs. Alter, Rosoff and Hart) of base salary. The actual award, if any, for a given year's performance is determined by a "subcommittee" of the Compensation Committee, comprised of Mr. Botel, Ms. Becker-Dunn, and Mr. Lubner, all three of whom are "non-employee directors" (as defined in applicable SEC rules). In the case of compensation for members of the Office of the Chairman, such recommendation is then approved by the full Board of Directors.

     The criteria for 1997 performance year annual incentives were financially focused, tied most heavily to the achievement of targeted earnings for the year to effect a recovery following the Company's first quarter loss and performance of the executive during the Company's process of exploring strategic alternatives. Factored in as well were performance with regard to improving the Company's knowledge and servicing of customer needs and developing leadership within the employee population. Additionally, while the Committee believes the performance of the Company overall remains a vital consideration, in the awards of those reporting to the Office of the Chairman, the performance of the individual strategic business unit is now weighed more heavily than in the past.

     Given the successful achievement of the Company's stated earnings goals and successful execution of the Fleet Transaction (as defined herein), the subcommittee recommended awards for Messrs. Alter and Rosoff to be at 185% of target. Messrs. Hart and Allhusen each received an award of 100% of target and Mr. Wesselink received an award equal to 150% of target. Awards for Mr. Riseman and Mr. Podowski were at 185% of target, in recognition of their strong leadership of the Company's Mortgage and Business Services business units during 1997. Each of those business units performed extremely well during the year, and were integral to the Company's earnings.

     Rather than receiving their annual incentives for 1997 performance in the form of cash, the Named Executive Officers who received awards for 1997 performance generally received the amounts below and up to "target" in the form of restricted stock, which is accelerated in its vesting according to AMIP III. Because of the long-term incentive nature of the shares associated with the AMIP Plans, more detail is given in the following section. The AMIP Plans and the annual incentive plan are interlinked, and with respect to executive compensation, can be considered components of a single plan.

     In 1997, the Company adopted the special retention programs, under which a shortfall in the value of restricted stock awards that vested in 1997 and 1998 would be made up several months after the date of vesting as long as the recipient remained an employee of the Company or a successor entity. The programs allowed the Company to provide a retention incentive, the amount of which is determined by an individual's actual past performance (if an individual did not receive an award of shares there would be no shortfall in value and the individual would not be able to earn a future payment under the program).

LONG-TERM INCENTIVES

     The Company offers its senior executives two forms of long-term incentive: restricted stock (primarily delivered through the AMIP Plans) and stock options. The Committee believes that share ownership aligns the interests of participating officers and executives with the interests of the Company's stockholders and ties a significant portion of senior officer compensation to stockholder returns.

     Messrs. Alter and Riseman entered the AMIP III restricted stock program upon its introduction in 1994, and their future target bonuses for the years 1996, 1997 and 1998 were issued in the form of restricted stock priced at the then-market price of $17.00 per share. Upon joining the Company, Messrs. Hart, Rosoff, Podowski, Wesselink and Allhusen entered the AMIP III Plan, and their 1996, 1997 and 1998 bonuses were issued in the form of restricted stock as well, but at higher prices. While the stock will ultimately "cliff-vest" ten years after it has been issued (as long as the executive remains employed by the Company), the intent is for each executive to "earn" an accelerated vesting by enabling the Company to achieve performance goals in the performance years for which the plan is intended to cover.

     Similarly, each of the Named Executive Officers remaining with the Company has been issued restricted stock under AMIP IV in respect of his target bonus awards for performance in 1999, 2000, and 2001. If, upon accelerated vesting of shares in respect of performance for a given performance year, the share price is higher than the valuation price at which the shares were originally issued, the executive in effect receives a long-term incentive in the form of the stock's appreciation in value.

STOCK OPTIONS

     The Stock Option Plan rewards long-term accomplishment, based upon increases in stockholder value. Options are generally granted annually, subject to the subcommittee's determination. The exercise price of options is 100% of fair market value on the date of grant, typically the closing price. Options vest in equal portions over a four year period, and expire 10 years after the grant date.

     In January of 1997 the Committee approved the annual grant of stock options to employees, including the Named Executive Officers, with the exception of Mr. Alter. At the request of Mr. Alter, the subcommittee did not grant any options to him in 1997.

     In March 1997 the subcommittee recommended the repricing of stock options granted to certain employees who were hired during 1996 and all employees (other than the members of the Office of the Chairman) who received options in the January 1997 grant. These stock options were significantly out-of-the-money, and were not otherwise useful as a realistic retention or incentive device.

IMPACT OF IRS PAY CAP REGULATION

     Section 162(m) of the Internal Revenue Code limits the types of annual compensation in excess of $1,000,000 that may be deducted for federal income tax purposes for payments to a company's Chief Executive Officer and its four other most highly compensated Executive Officers. The Committee believes that payment of Compensation that is not deductible under Section 162(m) is sometimes in the best interests of the Company, and the Committee and the Board of Directors have accordingly approved such arrangements in certain circumstances.

THE CHIEF EXECUTIVE OFFICER'S 1997 COMPENSATION

     Mr. Hart held the CEO position from mid-1995 until October of 1997, and in that role was given a total compensation opportunity competitive within the Company's peer group of companies. On October 28, 1997, when the Company announced that Mr. Hart was leaving the Company, the Board of Directors asked Chairman Dennis Alter to resume the role of Chief Executive Officer, a position he held from August 1972 through mid-1995. The Committee believes Mr. Alter's compensation does not exceed the appropriate compensation for his role as Chairman and Chief Executive Officer of the Company, but will continue to evaluate the compensation levels on an ongoing basis.

     The criteria for awarding annual incentives for the 1997 performance year for the Chief Executive Officer are the same as the criteria described above for other executive officers under "Annual Incentives." The subcommittee recommended awarding Mr. Hart a bonus equal to 100% of the targeted amount and Mr. Alter a bonus equal to 185% of the targeted amount. These recommendations were approved by the Board of Directors (excluding the management directors). In addition, pursuant to the Company's special retention programs, Mr. Hart received a payment representing the shortfall between the market price on March 20, 1997 and the original grant date value of his restricted shares which were vested in 1997 for performance in 1996. Mr. Alter did not incur such a shortfall and did not receive such a payment.

     As CEO, Mr. Hart was eligible to participate in the stock option program, as were the other Named Executive Officers. Mr. Hart received 75,000 options in January of 1997 as part of the annual stock option grant offered to the other Named Executive Officers. While Mr. Alter was eligible for a grant of stock options, he declined such an award.

COMPENSATION COMMITTEE

  Max Botel, Chairman     Dana Becker-Dunn    Arthur P. Bellis*    Ronald Lubner

* Mr. Bellis is involved in designing the compensation plans but does not vote on incentive compensation for the Named Executive Officers.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Class A Common Stock during the five years ended December 31, 1997 with the cumulative total return on the Standard & Poor's 500 index and the Dow Jones-Diversified Financial Services Companies index. The comparison assumes that $100 was invested on January 1, 1993 in the Class A Common Stock and in the foregoing indices and assumes the reinvestment of dividends. The price and performance of the Class A Common Stock has been adjusted to reflect the three-for-two stock split effected by means of a 50% stock dividend in October 1993, as if such dividends had already occurred at January 1, 1993.

                                                           Diversified
        Measurement Period                                  Financial
      (Fiscal Year Covered)              Advanta            Services             S&P 500
1/1/93                                   100.00              100.00              100.00
Dec-93                                   154.90              115.20              110.10
Dec-94                                   123.40              113.10              111.50
Dec-95                                   180.40              182.80              153.00
Dec-96                                   203.00              248.40              188.70
Dec-97                                   128.60              399.10              251.60

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated five candidates to be elected at the Meeting for a three-year term ending in 2001. Each nominee is currently serving as a director of the Company. Five other directors are currently serving terms which will expire in 1999 or 2000.

     Each nominee has consented to being named in the proxy statement and to serve if elected. Candidates for director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors, assuming a quorum is present at the Meeting. If prior to the Meeting any nominee should become unavailable to serve, the shares represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board should determine to reduce the number of directors pursuant to the By-Laws.

     Certain information regarding each nominee and each director continuing in office is set forth below, including such individual's age and principal occupation, a brief account of business experience during at least the last five years and other directorships currently held at other publicly held companies.

     Messrs. Alter, Bellis and Botel have been directors of the Company since its incorporation in 1974. Messrs. Dunkelberg, Hall, Ksansnak, Rosoff, Lubner, Ms. Becker Dunn and Mr. Olafsson were first elected by the Board in June 1990, September 1994, August 1995, February 1996, December 1996, March 1996 and December 1997, respectively.

NOMINEES FOR ELECTION FOR A TERM EXPIRING IN 2001

               Dennis Alter                                Dana Becker Dunn
               Arthur P. Bellis                            Robert C. Hall
               William C. Dunkelberg

     Mr. Alter, age 55, became Executive Vice President and a Director of the Company's predecessor organization in 1967. He was elected President and Chief Executive Officer in 1972, and Chairman of the Board of Directors of the Company in August 1985. In February 1986, he relinquished the title of President, and in August 1995 he relinquished the title of Chief Executive Officer. In October 1997, Mr. Alter resumed the title of Chief Executive Officer.

     Mr. Bellis, age 54, has been a private investor since January 1993. Prior to that time, from March 1986 he was Chairman and, until June 1991, Chief Executive Officer of Boca Bank, Boca Raton, Florida. He was also Chairman and Chief Executive Officer of Boca Bancorp, Inc., the bank's holding company, from its formation in December 1986. Mr. Bellis has served on the Board of United Way International since December 1993 and is currently Vice Chairman of that Board.

     Dr. Dunkelberg, age 55, is Professor of Economics and Director at the School of Business and Management at Temple University. He served as Dean of the School of Business and Management at Temple from 1987 through 1994. Prior to that, Dr. Dunkelberg was a professor of economics and management at Purdue and Stanford Universities. As an authority on consumer credit and small business, he is a member of the U.S. Census Advisory Committee and the Board of the National Bureau of Economic Research, as well as Chief Economist of the National Federation of Independent Business.

     Mr. Hall, age 66, is Vice President of The Thomson Corporation, with responsibilities for technology and global expansion. Until January 1995, Mr. Hall was Chief Executive Officer of the Thomson Information/Publishing Group, a worldwide operation with $3.0 billion in sales, 140 companies, and 22,000 employees, and a member of The Thomson Corporation Board of Directors. From 1984 to 1992 Mr. Hall was Vice Chairman, then Chairman, of WICAT Systems, a developing education system company.

     Ms. Becker Dunn, age 47, is Vice President, Marketing and Strategic Business Planning, of Lucent Technologies Business Communications Services ("BCS"), formerly AT&T Global Business Communications, which she joined in December 1994. BCS develops, manufactures, markets and services advanced communications and multimedia systems for business and government customers in more than 90 countries worldwide. In 1992 she became Vice President and Chief Technical Officer for AT&T's Call Servicing (Long Distance) Organization, after which she was Vice President of Strategic Planning and New Business Development for Consumer Communications Services. From 1984 to 1992, Ms. Dunn served AT&T in a variety of capacities, including Product Marketing Director in 1984, Director of Information Systems in 1986 and Operator Services-Eastern Region Vice President in 1988.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF ALL FIVE NOMINEES FOR ELECTION.

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR A TERM EXPIRING IN 1999

     Max Botel                James E. Ksansnak               Ronald Lubner

     Mr. Botel, age 58, retired from the law firm of Botel, Binder & Weiss in July 1996, where he had been a partner for more than five years. From February 1985 he also served as Vice President of Penn Center Investments, Inc., a securities brokerage firm, of which firm he became President in January 1995.

     Mr. Ksansnak, age 58, is Vice Chairman of the Board of ARAMARK Corporation and is a member of their Board of Directors. He has been with ARAMARK since May 1986 and before becoming Vice Chairman in May 1997, he was Executive Vice President and Chief Executive Officer, responsible for financial matters, planning and development, tax, internal audit and information technology across all business units. Before joining ARAMARK he had been a partner of Arthur Andersen & Co. since 1971. In 1974, he became Partner-in-Charge of the Audit Practice in Philadelphia, and was Managing Partner of the Philadelphia office from 1979 to 1986. Mr. Ksansnak sits on the board of directors of CSS Industries, Inc.

     Mr. Lubner, age 64, is Chairman and Chief Executive Officer of Plate Glass and Shatterprufe Industries, a company quoted on the Johannesburg, South Africa Stock Exchange. Mr. Lubner is a 40-year veteran of the Plate Glass Group, which has annual sales of $1.5 billion. Headquartered in Johannesburg, the company manufactures and distributes the complete range of glass and board products for the building, automotive and furniture industries, and is the undisputed world leader in the field of automotive glass repair and replacement.

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR A TERM EXPIRING IN 2000

     Olaf Olafsson                                        William A. Rosoff

     Mr. Olafsson, age 35, joined the Company in September 1996 as Vice Chairman of Advanta Information Services, Inc. ("AIS"), a subsidiary of the Company, and was elected as a Director of AIS in October 1996. In December 1997, Mr. Olafsson became a Director of the Company and in March 1998 he was elected President of the Company. Prior to joining AIS, he was president and chief executive officer of Sony Interactive Entertainment, Inc., a business unit of Sony Corporation, which he founded in 1991.

     Mr. Rosoff, age 54, joined the Company in January 1996 as Vice Chairman and a Director. Prior to joining the Company, Mr. Rosoff was a long time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, the Company's outside counsel, where he advised the Company for over 20 years. While at Wolf, Block, Schorr and Solis-Cohen LLP he served as Chairman of its Executive Committee and, immediately before joining the Company, as a member of its Executive Committee and Chairman of its Tax Department. Mr. Rosoff is a Trustee of Atlantic Realty Trust, a publicly held real estate investment trust, and Chairman of the Board of RMH Teleservices, Inc., a publicly held company that is a leading provider of telemarketing services, on an outsourced basis, to Fortune 500 companies. (For a description of Mr. Rosoff's employment agreement with the Company, see "Other Matters" on page of this proxy statement.)

COMMITTEES, MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Board of Directors held eleven meetings during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served.

     The Board of Directors has an Audit Committee currently composed of Messrs. Dunkelberg and Ksansnak. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The Audit Committee met four times in 1997.

     The Board of Directors has appointed a Compensation Committee currently composed of Messrs. Bellis, Botel and Lubner and Ms. Becker Dunn. The Compensation Committee reviews and approves Company-wide benefit programs and executive compensation programs, and, where appropriate, reviews and approves individual arrangements for persons designated as "officers" for the purposes of
Section 16 of the Exchange Act ("Section 16 Officers"). The Committee also recommends and approves compensation arrangements for outside Directors and serves in an advisory capacity to the full Board regarding compensation matters. The Compensation Committee met five times in 1997.

     The Board of Directors has established a committee (the "Plan Administration Committee") to administer the Company's Stock Option and AMIP Plans (the "Plans"). The Plan Administration Committee acted by consent thirty-four times during 1997. The Plan Administration Committee is divided into two subcommittees. One subcommittee, currently composed of Mr. Botel, Ms. Becker Dunn and Mr. Lubner (each of whom is a "disinterested person" under applicable SEC rules), administers the Plans with respect to Section 16 Officers. The other subcommittee, currently composed of Messrs. Alter and Rosoff, administers the Plans with respect to non-Section 16 Officers. The Plan Administration Committee also has authority to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. The Board of Directors, as a whole, administers the Plans with respect to non-employee Directors.

     The Board of Directors has a Nominating Committee to identify and recommend to the Board of Directors individuals to serve on the Board, which individuals are to be selected, according to the Board resolution establishing the Nominating Committee, on the basis of their integrity, leadership ability, financial sophistication and capacity to help guide the Company successfully into the 21st century. The current members of the Nominating Committee are Messrs. Alter, Bellis and Lubner. The Nominating Committee met once in 1997. The Nominating Committee will consider nominees recommended by stockholders; any such nominations must comply with the requirements of the Company's By-Laws, including timely delivery to the Company of a written request from a stockholder of record that an individual's name be placed in nomination. Such written notice must set forth certain information with respect to the nomination, including: the name and address of the nominating stockholder; the name and address of the beneficial owner, if different than the nominating stockholder, of the shares owned of record by the nominating stockholder; the number and class of shares owned by such nominating stockholder and beneficial owner; a description of all arrangements and understandings between the nominating stockholder, any beneficial owner and any persons nominated; the name and address of any persons nominated; a representation that the nominating stockholder is a holder of record of the Company's shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate such persons; such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy disclosure rules of the SEC had the nominee been nominated by the Board of Directors of the Company; and the written consent of each nominee to serve as a director. To be timely, such notice must, in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, be delivered not less than 60 nor more than 90 days prior to such anniversary date, or, in the case of any other annual meeting or any special meeting, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of meeting was mailed or publicly disclosed.

     In June 1995, the Board of Directors established a Corporate Governance Committee to identify, analyze and propose approaches and solutions to issues of importance relating to the long-term effectiveness of the Board of Directors and senior management of the Company, including for example, issues relating to succession planning, retirement policies and performance measurement. The current members of the Corporate Governance Committee are Messrs. Alter, Hall and Bellis.

     Members of the Board of Directors who are not officers or employees of the Company receive an annual retainer of $25,000 for service on the Board, $10,000 as an annual retainer for service on a Board Committee (other than as a Committee chairperson, for whom the annual retainer is $15,000), and are paid $1,000 per day for each Board or Board Committee meeting attended (chairmen are paid $1,500 per day for each Committee meeting they chair). However, Messrs. Botel and Lubner and Ms. Becker Dunn are not compensated separately for serving on the Plan Administration Committee, as such service is considered ancillary to their service on the Compensation Committee. The chairmen of the Audit Committee, the Compensation Committee, the Nominating Committee and the Corporate Governance Committee are Messrs. Ksansnak, Botel, Bellis and Hall, respectively. In addition, for each non-employee Director, the Company pays the premiums on a $500,000 term life insurance policy on which there is no build-up in cash value, but as to which the non-employee Director has the right to designate the beneficiary under the applicable policy. Under the Company's 1992 Stock Option Plan each non-employee Director currently receives an annual grant, generally on the fourth Wednesday in January, of an option to purchase 7,500 shares of Class B Common Stock, at an exercise price equal to the fair market value of such stock on the grant date. Each such option becomes exercisable on the anniversary of the grant date at the rate of 25% per year for four years, and expires ten years from the grant date. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     In 1995, the Company engaged Mr. Bellis as a consultant to assist in the evaluation of certain new business opportunities. During 1997, the Company paid Mr. Bellis for his services at the rate of $14,000 per month plus reimbursement of expenses. The consulting fees paid to Mr. Bellis in 1997 totaled $154,000, plus $38,108 of expense reimbursement.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

     In March 1997, the Company's Compensation Committee of the Board of Directors approved the Advanta Senior Management Change of Control Severance Plan (the "Management Severance Plan") which provides benefits to senior management employees, including the Named Executive Officers, in the event of a Change of Control of the Company (as defined in the Management Severance Plan) if, within one year of the date of the Change of Control, there has been either an actual or constructive termination of the senior management employee. In February 1998, pursuant to the Company's agreement with Fleet Financial Group, Inc. ("Fleet") the Compensation Committee of the Board of Directors approved an amendment to the Management Severance Plan that allows the Office of the Chairman, in its sole discretion, to extend the level of benefits that would otherwise be allowed in the event of a Change of Control to employees who become employees of Fleet Credit Card LLC (the "LLC") or whose employment with the Company is otherwise terminated in connection with the completion of the Fleet Transaction (the "Affected Employees"). The Board of Directors also authorized the Chairman, in his sole discretion, to pay bonuses to certain key employees (including Named Executive Officers who are Affected Employees) in recognition of their efforts on behalf of the Company in the strategic alternatives process. In accordance with the Company's agreement with Fleet, the LLC agreed to assume the Company's Management Severance Plan and 50% of the bonus payments with respect to those Affected Employees who become employees of the LLC in connection with the Fleet Transaction. The Company accelerated vesting of 43.15% of outstanding options that were not vested at the time of the closing of the Fleet Transaction. With respect to Affected Employees, including Named Executive Officers who are Affected Employees, the Company also amended the terms of their outstanding stock options to extend the exercise period for all options that were vested as of the date the Affected Employee ceased to be an employee of the Company for a period that will expire on February 20, 1999. In May 1997, the Board of Directors adopted the Office of the Chairman Supplemental Compensation Program (the "Supplemental Plan") under which Messrs. Alter, Rosoff and Hart would be entitled to receive benefits in the event of a Change of Control or other similar transaction.

     On February 20, 1998, the Company contributed substantially all of the assets of its consumer credit card business to the LLC, a limited liability company controlled by Fleet (the "Fleet Transaction"), and completed an issuer tender offer for an aggregate of approximately $850 million of Class A Common Stock, Class B Common Stock and Class B Preferred Stock (SAILS) (the "Tender Offer"). Upon completion of the Fleet Transaction, Messrs. Alter and Rosoff each received $5.0 million under the terms of the Supplemental Plan and Mr. Hart received $3.0 million under the Supplemental Plan.

     On October 28, 1997, in connection with the Fleet Transaction, the
Company announced that Mr. Hart and Mr. Allhusen were leaving the Company. Upon their departures from the Company in connection with the Fleet Transaction, all of the unvested restricted shares granted to each of Messrs. Hart and Allhusen under their employment agreements with the Company became fully vested. Pursuant to the arrangements described above, Mr. Allhusen will also receive a payment of $1.7 million.

     Following the closing of the Fleet Transaction, on February 27, 1998, Mr. Wesselink retired from the Company. Pursuant to the arrangements described above, Mr. Wesselink will receive a payment of $855,000.

OTHER MATTERS

     In connection with his employment by the Company as President in March 1998, Mr. Olafsson entered into an employment agreement with the Company. The agreement, which is terminable by either party upon 30 days' prior notice to the other, provides that Mr. Olafsson's annual base compensation will be at least $595,000 and that he shall be entitled to participate in the AMIP Plans (with a target bonus of at least 75% of his base salary and a maximum bonus of 200% of base salary). Pursuant to this agreement, Mr. Olafsson received 200,000 shares of restricted Class B Common Stock which will vest in equal installments of 50,000 shares on each of the first four anniversaries of his March 1998 start date. Under the terms of the agreement, Mr. Olafsson also received options to purchase 100,000 shares of Class B Common Stock at $22.125 per share, the fair market value of the shares on the date of grant. The restricted stock and options will immediately vest upon (A) the termination of Mr. Olafsson's employment for any reason other than (i) by the Company for "Cause" (as defined in the agreement) or (ii) by Mr. Olafsson's voluntary departure, (B) in event of a "change of control" (as defined in the agreement) or (C) Mr. Olafsson's termination of employment for "Good Reason" (as defined in the agreement).

     In January 1996, Mr. Rosoff and the Company entered into an agreement under which Mr. Rosoff's annual base salary is a minimum of $475,000. He is entitled to receive a guaranteed cash bonus which, together with his base salary, will bring his annual cash compensation to not less than $750,000. He is also entitled to participate in AMIP III and AMIP IV (with a target bonus of at least 75% of his base salary) and is guaranteed that his total annual compensation from base salary, guaranteed cash bonus and AMIP award will be at least $1 million. In anticipation of his execution of the agreement, the Company paid him a one time signing bonus of $950,000 in December 1995. In addition, pursuant to this agreement he received 100,000 restricted shares of Class B Common Stock and an option to purchase 50,000 shares of Class B Common Stock at $34.00 per share, the fair market value of the shares on the date of grant. The restricted shares, which as of the January 1996 date of grant had a market value of $34.00 per share, originally were to vest at the rate of 25% per annum over four years, with the first two installments having vested on January 15, 1997 and 1998, and the options become exercisable in the same installments one day later. Should Mr. Rosoff leave the Company's employ before four years have passed, his remaining unvested benefits will vest upon his departure except in certain limited circumstances. In addition, these benefits will vest upon a change of control of the Company (as defined in the agreement). The Company has agreed that the 100,000 shares of restricted Class B Common Stock will have a fair market value sufficient to allow Mr. Rosoff to realize $40 per share net after applicable taxes resulting from an assumed sale of such shares on January 15, 2000, and it will make non-interest bearing loans to him in the interim sufficient to pay his taxes arising from his receipt of the shares. At April 30, 1998, the aggregate amount outstanding on these loans was $401,807, which was the largest aggregate amount outstanding at any time since January 1, 1997. If the net after tax proceeds of such assumed sale are less than $40, loans will be canceled and a payment will be made in cash and/or Class B Common Stock to Mr. Rosoff to make up the shortfall.

     In connection with the Tender Offer, the Company purchased 49,359 of Mr. Rosoff's restricted shares at a price of $40.00 per share (subject to the agreements regarding the after-tax value of these shares to Mr. Rosoff described above). Also, the Company removed the restrictions on the remaining 641 of his restricted shares that were not purchased in the Tender Offer and such shares were returned to Mr. Rosoff as fully vested shares. The Company is obligated to reimburse Mr. Rosoff for any taxes arising from the sale of his shares in the Tender Offer and on the reimbursement to Mr. Rosoff for any taxes.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been selected by the Board of Directors as the independent public accountants for the Company's current fiscal year. A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 1999 must be received by January 15, 1999, in order to be considered for inclusion in the Company's proxy materials relating to that meeting. Stockholder proposals should be directed to Elizabeth H. Mai, Secretary, at the address of the Company set forth on the first page of this proxy statement.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                 [RECYCLE LOGO]
       This proxy statement has been printed entirely on recycled paper.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 ADVANTA CORP.

          The undersigned, a stockholder of Advanta Corp. (the "Company"), hereby constitutes and appoints Dennis Alter, William A. Rosoff, Olaf Olafsson and Elizabeth H. Mai, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Advanta Corp. to be held on Thursday, June 4, 1998, at 1:00 p.m. at the Company's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares which the undersigned would be entitled to cast if personally present as follows:

               (CONTINUED, AND TO BE SIGNED ON THE REVERSE SIDE)


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
                                                                 Please mark
                                                             [X]  your votes
                                                                   as this


1. ELECTION OF DIRECTORS

         FOR                   WITHHOLD AUTHORITY
all five nominees for    to vote for all five nominees
director listed below      for director listed below
         [ ]                          [ ]


INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.


NOMINEES: Dennis Alter, Arthur P. Bellis, William C. Dunkelberg, Dana Becker Dunn and Robert C. Hall.


2. To transact such other business as may properly come before the meeting.

IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL FIVE NOMINEES FOR DIRECTOR. This proxy delegates authority to vote with respect to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all previous proxies for such meeting and hereby acknowledges receipt of the notice of the meeting and the proxy statement of Advanta Corp. furnished herewith.

                         PLEASE SIGN AND MAIL PROMPTLY.



Stockholder's Signature(s)                               Date             1998
                          ------------------------------     -------------

NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal.

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